EXHIBIT 3.163
ARTICLES OF ORGANIZATION
FOR
UNIVERSITY BEHAVIORAL, LLC
ARTICLE I
Name.
The name of the limited liability company is University Behavioral, LLC (the “Company”).
ARTICLE II
Address.
The mailing address and street address of the principal office of the Company is University Behavioral, LLC, 840 Crescent Centre Drive, Suite 460, Franklin, Tennessee 37067.
ARTICLE III
Registered Agent, Registered Office, and Registered Agent’s Signature.
The name and the Florida street address of the registered agent are:
NRAI Services, Inc.
2731 Executive Park Drive, Suite 4
Weston, Florida 33331
Having been named as registered agent and to accept service of process for the above stated limited liability company at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent as provided for in Chapter 608, Florida Statutes.

NRAI Services, Inc.

By:	/s/ Eileen Chaddock

Registered Agent’s Signature
ARTICLE IV
Manager(s) or Managing Member(s).
The name and address of each Manager or Managing Member is as follows:

Title:	Name and Address:
MGRM	Premier Behavioral Solutions, Inc.
840 Crescent Centre Drive, Suite 460
Franklin, Tennessee 37067

PREMIER BEHAVIORAL SOLUTION, INC., sole member

/s/ Chris Howard

By: Chris Howard, Vice President & Secretary